Exhibit 99.1

AMENDED AND RESTATED

AGREEMENT TO FILE JOINT SCHEDULE 13D

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13D and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of the common stock of ZYNEX, INC., a Nevada corporation.  The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Dated: November 30, 2020	/s/ Thomas Sandgaard
	Name:	Thomas Sandgaard

Dated: November 30, 2020	Sandgaard Holdings LLC

	By:	/s/ Thomas Sandgaard
	Name:	Thomas Sandgaard
	Title:	Manager

Dated: November 30, 2020	RBC Trustees (Jersey) Limited in its capacity as trustee of The Sandgaard Family Trust U/A/D 4/1/19

	By:	/s/ Zoe Anderson
	Name:	Zoe Anderson, as authorized signatory of RBC Trustees (Jersey) Limited
	Title:	Co-Trustee

	By:	/s/ Stephen Ritzema
	Name:	Stephen Ritzema, as authorized signatory of RBC Trustees (Jersey) Limited
	Title:	Co-Trustee